Exhibit 10.10

HARBORONE BANK

DIRECTOR RETIREMENT PLAN

1.                                      PURPOSE.

The purpose of the HarborOne Bank Director Retirement Plan (the “Plan”) is to recognize and provide specified benefits to directors of HarborOne Bank (the “Bank”) for services and contributions to the Bank that contribute materially to the continued growth, development and future business success of the Bank.  Subject to the terms of the Plan, Participants or their beneficiaries may receive a benefit from the Bank upon retirement, death or disability.

This Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

2.                                      EFFECTIVE DATE.  The Plan is effective as of November 1, 2014 (the “Effective Date”).

3.                                      DEFINITIONS.

As used in the Plan:

(a)                                 “Actuarial Equivalent” means the present value of the annual benefit payable under Paragraph 4(a) computed using the applicable interest rate determined under Section 417(e)(3)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) for the month of December preceding the payment date of the benefit.

(b)                                 “Bank” means HarborOne Bank, organized and existing under the laws of the Commonwealth of Massachusetts, and any present or future parents, subsidiaries or affiliates.

(c)                                  “Beneficiary” means the person(s) or trust(s) designated in writing by a Participant to receive benefits pursuant to the Plan in the event of such Participant’s death.  The Participant may change a Beneficiary designation at any time by submitting a new form to the Secretary of the Board (or, in the case of the Secretary submitting an election as a Participant, to the Chair of the Board).  Any such change shall follow the same rules as for the original Beneficiary designation and shall supersede automatically the existing Beneficiary form on file with the Board.  If no Beneficiary is designated, the Beneficiary shall be the Participant’s surviving spouse, if living, and otherwise the Participant’s estate.  If the Beneficiary is a minor or is under guardianship or conservatorship, the Board may direct that distribution of a benefit be made to the Beneficiary’s guardian, conservator or legal representative.

(d)                                 “Board” means the board of directors of the Bank.

(e)                                  “Cause” means a Director’s deliberate dishonesty with respect to the Bank or any subsidiary or affiliate of the Bank; conviction of a crime involving moral turpitude; or gross and willful failure to perform (other than on account of a medically determinable Disability that renders the Director incapable of performing such services) a substantial portion of the Director’s duties and responsibilities as a Director of the Bank.

(f)                                   “Director” means a person who is duly elected as a member of the Board; provided, however, that a person duly elected as a director of the Board who is also compensated as an employee of the Bank shall be deemed to be serving as a Director within the meaning of the Plan only from and after the effective date of such person’s termination of service as an employee of the Bank.  For purposes of the preceding sentence, a person shall be deemed to be duly elected as a director of the Bank commencing as of effective date of such election and terminating as of the expiration of such person’s term of office as a director or, if earlier, the date of such person’s death, Disability, Separation from Service as a director, or resignation or removal as a director.

(g)                                  “Disability” means any medically determinable physical or mental illness, impairment or condition affecting a Participant that can be expected to result in death and/or to last for a continuous period of not less than twelve (12) months and that causes a Separation from Service.

(h)                                 “Normal Retirement Age” means the age as set forth in each Participant’s Participation Agreement.

(i)                                     “Participant” means (i) each Director as of the Effective Date who has been provided with and executed a Participation Agreement and has not waived his or her right to participate in the Plan, and (ii) each person who becomes a Director after the Effective Date who is provided with and executes a Participation Agreement and has not waived his or her right to participate in the Plan, provided that in each case such Director also has executed a non- competition, non-solicitation, and confidentiality agreement in a form reasonably requested by the Bank.  A Participation Agreement must be executed within thirty (30) days (or such longer period as the Board determines reasonable and appropriate based on the facts and circumstances consistent with the requirements of Section 409A of the Code and Treasury Regulations issued thereunder (“Treas. Reg.”) including, without limitation, Treas. Reg. Section 1.409A-2(a)(7)) after an individual becomes a Director and is offered a participation Agreement or, in the case of the Plan Year ending 2014, within thirty (30) days after the adoption of the Plan.  Any person participating in the Plan who has a Separation from Service as a Director for reasons other than death or Disability prior to the completion of at least six (6) Years of Service shall cease to be a Participant as of the effective date of such Separation from Service.  In no event shall a person be eligible to be a Participant after the payment of any benefits to which such individual is entitled under Paragraph 4 is completed.

(j)                                    “Participation Agreement” means a written instrument in the form or substantially in the form appended to the Plan as Appendix A, as amended from time to time.

(k)                                 “Plan Year” means the calendar year.

(l)                                     “Retirement” means Separation from Service as a Director for any reason other than death, Disability or Cause.

(m)                             “Separation from Service” means a Director’s separation from service with the Bank within the meaning of Code Section 409A and the regulations promulgated thereunder.  Without limiting the foregoing, a Director will be presumed to have separated from service as of the effective date of a reduction in his or her work schedule (other than in connection with an authorized leave of absence for reasons other than Disability) where the level of bona fide services performed after such effective date continues at a level that is more than twenty percent (20%) but less than fifty percent (50%) of the average level of service performed by the Director during the thirty-six (36) month period immediately preceding such effective date.

(n)                                 “Year of Service” means, for a Director, each twelve (12) month period ending December 31 during which the Director serves continuously as a duly elected director of the Bank, or any predecessor of the Bank; provided, however, that the calendar year in which a director is first elected to the Board shall be deemed a complete calendar year.

(o)                                 “Final Director Fees” means the total director fees paid to the Director in the final full calendar year preceding the Participant’s Retirement.  The director fees paid to the Director shall be the total compensation amount shown on a Director’s 1099 (or its equivalent) as issued by the Bank to the Director.

4.                                      PLAN BENEFITS.

(a)                                 Normal Retirement.

Upon a Participant’s Retirement after attainment of Normal Retirement Age as a Director on or after the Participant’s completion of six (6) or more Years of Service, the Participant shall be entitled to receive an annual benefit, payable each year in the amount and for the number of years determined in accordance with the following schedule:

Years of Service	Annual Benefit	Number of Annual Installments
Less than 6 Years of Service	None	Not Applicable
At least 6, but less than 11 Years of Service	30% of Final Director Fees	5
At least 11, but less than 21 Years of Service	45% of Final Director Fees	10
At least 21 Years of Service	60% of Final Director Fees	10

Such amount shall be paid annually commencing within sixty (60) days after the Participant’s Retirement provided that the Participant’s Retirement occurred upon or after Normal Retirement Age.  Annual Installment Payments made after the first installment will be made in January of each following Plan Year until the total number of Annual Installments has been paid, not to exceed the Number of Annual Installments listed above that corresponds with the applicable Years of Service.  Notwithstanding the forgoing, if in the Participant’s

Participation Agreement the Participant elects to receive the Normal Retirement benefit in a lump sum in lieu of annual installments, then the Bank shall pay the Participant the Actuarial Equivalent of the benefit described above.  If so elected, this lump sum payment shall be made within sixty (60) days after the Participant’s Retirement.

Death.  If a Participant dies while serving as a Director and after the completion of six (6) or more Years of Service, the Participant’s Beneficiary shall be entitled to a benefit, payable in a single lump sum within sixty (60) days after the Participant’s death, in an amount equal to the Actuarial Equivalent of the benefit that would have been payable to the Participant under Paragraph 4(a) if the Participant had attained Normal Retirement Age with the Participant’s actual Years of Service as of the date of the Participant’s death and experienced a Retirement as of the date of the Participant’s death.  If a retired Participant dies before receiving the full benefit payable to such Participant, the Actuarial Equivalent of any remaining benefit shall be paid to the Participant’s Beneficiary in a single lump sum within sixty (60) days after the Participant’s death.  Notwithstanding the forgoing, if in the Participant’s Participation Agreement the Participant elects to receive the Death benefit in annual installments in lieu of a lump sum, then the Bank shall pay the Participant the benefit that would have been payable to the Participant under Paragraph 4(a) if the Participant had attained Normal Retirement Age with the Participant’s actual Years of Service as of the date of the Participant’s death and experienced a Retirement as of the date of the Participant’s death (or the Actuarial equivalent thereof if the Participant has not yet achieved eleven (11) Years of Service).  If so elected, the first Annual Installment Payment shall be made within sixty (60) days after the Participant’s death and the remaining annual payments shall be made in January of each following Plan Year until ten (10) total installments have been paid.

(b)                                 Disability.  If a Participant suffers a Disability while serving as a Director and after the completion of six (6) or more Years of Service, but prior to Normal Retirement Age, the Participant shall be entitled to a benefit, payable in a single lump sum within sixty (60) days after the Participant’s Disability, in an amount equal to the Actuarial Equivalent of the benefit that would have been payable to the Participant under Paragraph 4(a) if the Participant had attained Normal Retirement Age with the Participant’s actual Years of Service as of the date of the Participant’s Disability and experienced a Retirement as of the date of the Participant’s Disability.  Notwithstanding the forgoing, if in the Participant’s Participation Agreement the Participant elects to receive the Disability benefit in annual installments in lieu of a lump sum, then the Bank shall pay the Participant the benefit that would have been payable to the Participant under Paragraph 4(a) if the Participant had attained Normal Retirement Age with the Participant’s actual Years of Service as of the date of the Participant’s Disability and experienced a Retirement as of the date of the Participant’s Disability (or the Actuarial Equivalent thereof if the Participant has not yet achieved eleven (11) Years of Service).  If so elected, the first Annual Installment Payment shall be made within sixty (60) days after the Participant’s Disability and the remaining payments shall be made in January of each following Plan Year until ten (10) total installments have been paid.

(c)                                  Termination for Cause.  In the event a Participant’s service as a Director is terminated at any time for Cause, the Participant shall not be entitled to any benefit under the Plan.

5.                                      MISCELLANEOUS.

(a)                                 Change of Control.  A “Change in Control”‘ will be deemed to have occurred if:

(i)                                     During any 12-month period, individuals who are Continuing Directors (as hereinafter defined) cease for any reason to constitute at least a majority of the Board of Directors of the Bank.  For this purpose, a “Continuing Director” means (x) an individual who was a Director of the Bank at the beginning of such period or (y) any new Director (other than a director designated by a person who has entered into, or made a bona-fide offer to enter into, any agreement with the Bank to effect an acquisition, merger or consolidation of the Bank) whose election by (he Board or nomination for election to the Board of the Bank was approved by a vote of a majority of the Directors of the Bank then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved; or

(ii)                                  The Directors of the Bank approve a merger or consolidation of the Bank with any other bank or corporation in which individuals who are Directors of the Bank immediately prior to the transaction will cease, by reason of the transaction, to represent more than fifty percent of the Directors of the institution resulting from the merger or consolidation, provided that the effective date of such Change in Control shall be the date of the transaction; or

(iii)                               The Bank issues shares to the public (through a partial offering or a full conversion to stock form) and a person (or persons acting as a group, as defined in Treas. Reg. Section 1.409A-3(i)(5)(v)(B)), acquires ownership of a number of shares of such stock constituting at least 50% percent of the total fair market value, or total voting power, of the Bank’s stock;

provided that such event also constitutes a change in ownership or effective control of the Bank or a change in the ownership of a substantial portion of the assets of the Bank, in each case as defined in Treas. Reg. Section 1.409A-3(i)(5).

Any Participant whose service as a Director is terminated other than for Cause within one (1) year after a Change in Control shall be deemed to have experienced a Retirement at Normal Retirement Age with an aggregate number of Years of Service equal to the Participant’s actual Years of Service plus ten (10).  Such Participant shall be entitled to a benefit, payable in a single lump sum within sixty (60) days following the Participant’s Separation from Service, in an amount equal to the Actuarial Equivalent of the benefit determined as set forth in Paragraph 4(a) above based upon such aggregate Years of Service.

(b)                                 Plan Continuation.  The Bank shall not merge or consolidate into or with another organization, or reorganize, or sell substantially all of its assets to another organization, firm or person unless and until such succeeding or continuing organization, firm or person agrees to assume and discharge the obligations of the Bank under the Plan.  Upon the occurrence of such event, the term “Bank” as used in the Plan shall be deemed to refer to such successor or survivor organization.

(c)                                  Plan Amendment or Termination.  The Plan may be amended or terminated by a two-thirds vote of the full Board, but any such amendment or termination shall not affect or change rights accrued or obligations incurred up to the time of such amendment or termination, including specifically, but without limitation, those rights contained in Paragraph 4.

(d)                                 Compliance with Code Section 409A.  It is the intent of the Bank that the Plan and all amounts payable to the Participants under the Plan meet the requirements of Section 409A of the Code to the extent applicable to the Plan and such payments.

(e)                                  Unfunded Status.  The Plan is intended to be “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under the Plan.  The Participants, Directors, Beneficiaries, and any successor(s) in interest shall be and remain simply general creditors of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.  The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by the Plan or to refrain from funding the same and to determine the extent, nature and method of such funding.  Should the Bank elect to fund the Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part.  At no time shall any Participant, Director, or Beneficiary be deemed to have any lien, right, title or interest arising out of or relating to the Plan in any specific funding investment or assets of the Bank.  None of the Participants, Directors or Beneficiaries shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of such benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant, Director or Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

(f)                                   Taxes.  The Participants, Directors and Beneficiaries, as applicable, shall bear sole liability with respect to liability for taxes arising out of or associated with the benefits earned, payable or paid under the Plan.

(g)                                  Accounting.  The Bank shall account for the benefits provided under the Plan using the regulatory accounting principles of the Bank’s primary federal regulator, including, to the extent applicable, the establishment and maintenance of an accrued liability retirement account for the Participants into which appropriate reserves may be accrued.

(h)                                 Governing Law.  The Plan shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to choice of law or conflicts of laws and provisions thereof, and with any federal laws to which the Bank may be subject as an FDIC insured institution.

IN WITNESS THEREOF, the Bank has caused this instrument to be executed by its duly authorized officer effective as of the day and year first written above.

HARBORONE BANK

By:	/s/ James Blake

Its:	President and CEO